Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT:
Mike Van Handel
+1.414.906.6305
Michael.vanhandel@manpowergroup.com

ManpowerGroup Announces Pricing of Seven-Year Euro 400 Million Notes

MILWAUKEE (September 4, 2015) - ManpowerGroup (NYSE: MAN) today announced that it has successfully priced its offering of €400 million senior notes. The notes, which will be due September 11, 2022, carry a 1.875% annual coupon, and were priced at 99.753% to yield 1.913%. The offering is expected to settle on September 11, 2015.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which such offering would be unlawful. Any offers of securities will be made only by means of a private offering circular. The notes will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.